UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2012

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-137481	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 480-641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sales of Equity Securities

On March 28, 2012 Lithium Exploration Group, Inc. (“us”, “we”, “our”) entered into a securities purchase agreement (the “SPA”) with one non-US investor. Pursuant to the terms of the agreement, within 45 days the investor committed to acquire a $1,680,000 convertible debenture at an original issuance discount of $180,000; resulting in $1,500,000 net proceeds to us. On May 15, 2012 we entered into an amendment to the SPA to adjust the exercise price of the warrant to be issued in conjunction with the closing of the SPA from $0.69 per share to $0.45 per share.

Also on May 15, 2012 we received $1,500,000 from the investor and closed the SPA. In conjunction with this closing we issued the convertible debenture in the amount of $1,680,000. The debenture is due on May 15, 2013, carries no interest, and is convertible at the lower of $0.45 per share or 65% of the lowest reported price of our common stock over the twenty trading days immediately prior to the date of conversion. Additionally, we issued the investor a warrant to acquire 3,333,333 shares of our common stock for a period of five years at an exercise price of $0.45 per share.

The description of the amendment to the SPA, the debenture, and the warrant is qualified in its entirety by the contents of the respective agreements attached as Exhibits to this Current Report.

Item 9.01	Financial Statements and Exhibits
10.1	Amendment to Securities Purchase Agreement dated March 28, 2012
10.2	Debenture dated May 15, 2012
99.1	Common Stock Purchase Warrant dated May 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President, Secretary, Treasurer and Director
May 18, 2012